Exhibit 5.1

90 Park Ave

New York, NY 10016

(212) 210-9400 | Fax: (212) 210-9444

March 19, 2026

TERRA PROPERTY TRUST, INC.

205 West 28th Street

12th Floor

New York, New York 10001

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as counsel to Terra Property Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of law arising out of the registration and issuance by the Company of up to $118.8 million aggregate principal amount of 7.00% Senior Notes due 2029 (the “Exchange Notes”), to be issued in exchange for (i) the Company’s 6.00% Senior Notes due June 30, 2026 and (ii) the 7.00% Senior Notes due March 31, 2026 issued by Terra Income Fund 6 LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (collectively, the “Existing Notes”), covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Exchange Notes are to be issued pursuant to an indenture (the “Indenture”) by and between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.           The Registration Statement, and the related form of prospectus included therein, related to the offering and guarantee of the Exchange Notes, substantially in the form in which it was transmitted to the Commission under the 1933 Act.

2.           The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.           The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.           A certificate of the SDAT as to the good standing of the Company, dated as of a recent date prior to the date hereof;

Alston & Bird LLP	www.alston.com
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Terra Property Trust, Inc.

March 19, 2026

5.           Minutes of a meeting of the Board of Directors of the Company relating to, among other matters, the registration and issuance of the Exchange Notes; and

6.           A certificate executed by an officer of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1.           Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.           Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.           Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations (including the Company’s) set forth therein are legal, valid and binding.

4.           All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.           The Indenture will be a valid and legally binding contract that will conform to the description thereof set forth in the Registration Statement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that when the Exchange Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the minutes of the meeting of the Board of Directors and shall have been duly delivered to the holders of validly tendered and accepted Existing Notes, the Exchange Notes will be duly authorized, executed and delivered.

The opinion set forth in this letter relates only to the laws of the State of New York and the Maryland General Corporation Law. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability, or effect of the law of any other jurisdiction. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Terra Property Trust, Inc.

March 19, 2026

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Alston & Bird LLP

ALSTON & BIRD LLP

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